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                                                                     EXHIBIT 4.1

                                 BAYLAKE CORP.
                           ARTICLES OF INCORPORATION
              [COMPOSITE VERSION, AS AMENDED THROUGH JULY 3, 2001]



Executed by the undersigned for the purpose of forming a Wisconsin corporation under the "Wisconsin Business Corporation Law", Chapter 180 of the Wisconsin
Statutes:

    Article 1.        The name of the corporation is Baylake Corp.

    Article 2.        The period of existence shall be perpetual.

    Article 3. The purposes shall be that the corporation may engage in any lawful business authorized by Chapter 180 of the Wisconsin Statutes.

    Article 4. [As last amended July 3, 2001] Pursuant to the adoption of this Resolution and Amendment of the Articles of Incorporation, the number of authorized shares of Common Stock, Five ($5.00) Dollar Par Value, of Baylake Corp. provided for under Article 4, presently being 10,000,000 shares, shall be increased to 50,000,000 shares.

    Article 5. The preferences, limitations, designation, and relative rights of each class or series of stock are no preferences, limitations or variances.

    Article 6.        Address of registered office is    214 North 3rd Avenue
                                                         Sturgeon Bay, WI 54235


    Article 7.        Name of registered agent at such address is Steven D.
                      Jennerjohn.



[Superceded organizational information from 1976 relating to the original board and the incorporator is omitted.]